Exhibit (m)(9) Amended Appendix A to the Distribution Plan pursuant to Rule 12b-1 for the Class C Shares

APPENDIX A

(to the Class C Shares

Distribution and Service Plan Under Rule 12b-1)

September 11, 2007

Forward Long/Short Credit Analysis Fund

Forward International Fixed Income Fund